Exhibit 10.1

March 20, 2023

Mr. Thomas Pacheco

Dear Tom:
Acushnet Company has received your resignation and has requested your assistance with transition of your duties via continued employment through August 15, 2023. This letter (the “Letter Agreement”) confirms your separation from employment and proposes an agreement between Acushnet Company, its existing or future parents, subsidiaries, or affiliated corporations or entities and any division of any of them, as well as any of their successors or assigns (collectively the “Company”) and you.
In order to accept this Letter Agreement, and receive the benefits described herein, you are required to:
1.sign the Letter Agreement no later than April 10, 2023, and not revoke it;
2.sign the Initial Confidential Waiver Agreement and General Release (the “Initial Waiver/Release”) no later than April 10, 2023, and not revoke it; and
3.sign the Final Confidential Waiver Agreement and General Release (the “Final Waiver/Release”) no later than 21 days following your Separation Date (as that term is defined below), and not revoke it).
With those understandings, in full consideration of any rights you may have under any agreement, plan or policy (including, without limitation, the Acushnet Company Executive Severance Plan) and subject to your continued compliance with the terms of this Letter Agreement, the Initial Waiver/Release and the Final Waiver/Release (collectively, the “Agreement Package”) as well as your Continuing Obligations (as defined below), you and the Company agree as follows:
(a)If you execute this Letter Agreement and the Initial Waiver/Release (without revocation) within the required timeframe above, you agree to remain in your employment with the Company until August 15, 2023 or such earlier date which is no less than thirty (30) days after your written notice to the Company, upon which date you agree that your employment will terminate. Notwithstanding the foregoing, the Company reserves the right to terminate your employment prior to August 15, 2023 if, in the Company’s reasonable discretion, it determines that Cause exists to do so. For purposes of the Agreement Package, “Cause” shall mean: (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in harm to the Company; (ii) the Company has determined in good faith that it has credible evidence that you have committed (A) a felony or (B) any misdemeanor within the past five years involving moral turpitude, deceit, dishonesty or fraud; (iii) your gross negligence, material failure to perform your employment duties, willful misconduct or insubordination that results in or is reasonably anticipated to result in harm to the Company; or (iv) your violation of any material provision of any agreement(s) between you and the Company. In the event that the Company believes that you have committed conduct constituting “Cause” pursuant to subsections (i), (iii), or (iv) above, you shall be provided written notice from the Company detailing such conduct and the opportunity to cure such conduct within fifteen (15) days of receipt of such written notice. You agree that the benefits provided herein constitute good and valuable consideration for the general release of claims and the other covenants and terms in the Initial Waiver/Release and the Final Waiver/Release as well as this Letter Agreement. If the Company terminates your employment without Cause prior to August 15, 2023, then contingent upon our receipt of signed and unrevoked copies of this Letter Agreement, the Initial Waiver/Release and the Final Waiver/Release, and in addition to the severance benefits described below, the Company will pay you the equivalent of your base salary in effect on the Separation Date for the period between the Separation Date and August 15, 2023 (the “Retention Period Severance”). Such Retention Period Severance payment will be paid in one lump sum, subject to taxes and withholdings, on the Payment Date (defined below). For avoidance of doubt, if you resign from employment with the Company prior to August 15, 2023, and comply with the thirty (30) day notice provision within this subsection (a), you will not be eligible for the Retention Period Severance but will be eligible for all other severance benefits and payments enumerated below. In addition, in the event of your death during the period in which any payments or benefits under this Letter Agreement are due, your estate shall be entitled to such payments in a lump sum (including the Retention Period Severance, and the payments pursuant to subsections (c) and (e) below), and the benefits under subsections (d) and (g) at the times described in those subsections.
(b)Your last date of employment with the Company shall be referred to in the Agreement Package as the “Separation Date;” and the period between the date of this Letter Agreement to the Separation Date shall be referred to as the “Retention Period.” During the Retention Period, you agree to devote your best efforts and your time as an employee of the Company to perform the functions of your position in a satisfactory manner. During the Retention Period, you will retain all benefits of continued employment with the Company until the Separation Date.
(c)Severance payments and benefits are governed by the terms of this Letter Agreement and are payable in lieu of any payments or benefits under our Executive Severance Plan. By accepting the benefits provided herein, you waive any rights with respect to benefits provided under the Executive Severance Plan. Beginning upon the Separation Date, contingent upon our receipt of signed and unrevoked copies of this Letter Agreement, the Initial Waiver/Release and the Final Waiver/Release, you will be entitled to severance payments equivalent to eighteen (18) months base salary (totaling $855,000), less applicable withholdings, paid in bi-weekly installments. Severance payments will commence on the next regular Company payday that is at least five (5) business days following the effective date of the Final Waiver/Release (the “Payment Date”); the first such payment will include all amounts accrued to that date. Any amounts that you owe to the Company as of the Separation Date will be deducted from your severance payments.
(d)Your medical, dental and flexible spending account coverage, if any, ceases as of the Separation Date. Under the federal law known as COBRA, you and your covered dependents have the right to extend for a period of time medical, dental and flexible spending plan coverage (“COBRA Benefits”) at your own expense, subject to the provisions of applicable plans. You will receive information about your COBRA rights under separate cover. As part of the severance benefits described in this Letter Agreement, the Company will subsidize the cost of COBRA Benefits so that your contribution requirements will be the same as those of active employees (post tax plus an additional 2%) at the Company until the earlier of eighteen (18) months from the Separation Date or February 15, 2025 or the date upon which you become covered by another plan or are otherwise no longer entitled to COBRA Benefits, if earlier. You agree to provide prompt written notice to the Company of your becoming covered by another plan. Notwithstanding the foregoing, if the Company’s payment of the COBRA premium contributions, as described in this paragraph, would subject the Company to any tax or penalty under Section 105(h) of the Internal

Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit. Your eligibility to participate in all other benefit programs, including but not limited to 401(k), pension, disability, accidental death and dismemberment and group life insurance will cease as of the Separation Date. Information regarding how the balance in your 401k Plan will be handled will be sent to you.
(e)You will be eligible to receive a payment of $370,500, corresponding to your target bonus of sixty-five (65%) percent of 2023 annual salary. This amount would be distributed on the Payment Date, contingent on our receipt of signed unrevoked copies of this Letter Agreement, the Initial Waiver/Release and the Final Waiver/Release.
(f)Country Club Reimbursement Benefits cease as of August 15, 2023. If you have an outstanding 2023 reimbursement, please submit the expense statement prior to your departure.
(g)You have received Restricted Stock Units (“RSU’s”) and Performance Stock Units (“PSU’s,” collectively, “SUs”) grant awards (the “Awards”) pursuant to the Acushnet Company 2015 Omnibus Incentive Plan (the “Plan”), with vesting commencement dates of February 16, 2021, February 1, 2022 and February 1, 2023 respectively. PSU’s with vesting commencement date of February 16, 2021, which are scheduled to vest February 16, 2024 will vest as of February 16, 2024, based on the performance metrics and adjustment schedule, and settle in accordance with the terms of the applicable award agreement (other than any requirement of continued employment through such vesting date). In addition, applicable RSU’s with vesting commencement dates of February 16, 2021, February 1, 2022, and February 1, 2023 will vest on their scheduled annual vesting dates of February 16, 2024, February 1, 2024, and February 1, 2024 respectively, in accordance with the terms of the applicable award agreement (other than any requirement of continued employment through each such vesting date). As your employment will terminate prior to the next annual RSU Vesting Date and the remaining PSU Vesting Dates, none of the remaining unvested SU Awards will vest, pursuant to the terms of the Plan and the applicable Award agreements.
(h)Information regarding your Acushnet Company 401(k) Plan may be obtained by calling Fidelity Member Services at: 800-835-5095.
(i)You will be provided with up to 12 months of executive outplacement services. A representative will contact you regarding these services.
You will be paid for any unused 2023 vacation and Wellness Days as of the Separation Date (the “Vacation and Wellness Payment”). You will also be entitled to any accrued and vested benefits under any tax-qualified employee benefit plan of the Company, and any accrued/unpaid salary through the Separation Date (together with the “Vacation and Wellness Payment,” the “Accrued Obligations”). You will be entitled to the Accrued Obligations whether or not you sign the Agreement Package.
Confidential Information
By signing this Letter Agreement, you acknowledge that during your employment with the Company, you had access to highly confidential information and trade secrets of the Company, including without limitation, information concerning the Company’s business, employees, customers, products, strategies, and any compilations thereof (referred to as “Confidential Information”). You agree that you will not, at any time, either directly or indirectly, use or disclose any of the Confidential Information to any other person, corporation, partnership or other legal entity. You agree that a breach of your confidentiality obligation would result in irreparable harm to the Company, which could not be compensated by money damages alone. Should there be a breach or threatened breach of your confidentiality obligation, you agree that the Company will be entitled, in addition to any other remedies available to it, to seek an order enjoining any such breach or threatened breach without bond. The prevailing party in any such action shall be entitled to reimbursement from the other party for its attorneys’ fees and costs incurred in pursuing or defending any action to enforce this confidentiality obligation.
Nothing in the Agreement Package limits, restricts, or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity or requires you to provide prior notice to the Company of the same. You understand that you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you understand that you may be held liable if you unlawfully access trade secrets by unauthorized means.
Return of Company Property
Upon the Separation Date, other than your Company-issued cell phone, laptop, and iPad, which the Company agrees you may retain, you agree to immediately return to the Company all Company credit cards, keys, documents, manuals, computers, disks, cell phones, PDAs, software programs or other Company property of any kind which you have in your possession, whether in hard copy, electronic or other form. You also agree that you will make yourself reasonably available to answer any questions which may arise from time to time regarding matters you have worked on during your employment with the Company and that you will cooperate in any litigation against or involving the Company. The Company will pay for reasonable and preapproved expenses incurred in providing such cooperation.
Non-Solicitation
You agree that for a period from the date of this Agreement through eighteen (18) months after the Separation Date, (the “Restricted Solicitation Period”), you will not, either directly or indirectly, alone or in association with others, solicit, entice, induce or attempt to induce, any employee or independent contractor of the Company to reduce or terminate his or her employment or other engagement with the Company, or hire or attempt to hire any employee or independent contractor of the Company. For the purpose of this provision, “employee or independent contractor” shall include individuals actively employed by or associated with the Company, or those who have been within the prior 12 months. In addition, a general employment advertisement by any entity of which you are a part will not constitute a violation of this Non-Solicitation provision.
Non-Disparagement
You agree that you will neither engage in any conduct nor make any statement that would disparage the Company, or solicit others to do so. The Company agrees that it will not, by and through its senior management team, engage in any conduct or make any statement that would disparage you or solicit others to do so. Notwithstanding the foregoing, nothing in the Agreement Package shall prohibit either you or the Company from (i) making truthful statements or disclosures that are required by applicable law, regulation or legal process; or (ii) requesting or receiving confidential legal advice.

Non-Competition
In further consideration for the payment of payments set forth herein, you agree as follows:
For a period of eighteen (18) months after the Separation Date (the “Restricted Period”), you agree that you will not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, broker, employee, co-venturer, investor or otherwise, engage, participate, assist or invest in or plan to assist or invest in or work for or provide services to any Competing Business, wherever located. “Competing Business” shall mean any person, entity or organization (other than the Company) that is materially engaged in, or actively planning to materially engage in, the production, distribution, marketing, providing, or selling of products, processes, or services (such services to include but not be limited to the design, development, or manufacture of products) in the golf industry that are competitive with any business that the Company or any of its affiliates conducts or is actively seeking to conduct at the time of the Separation Date. In the event of any dispute or question as to what constitutes “materially” in the preceding sentence, the parties agree to work together in good faith to determine whether the definition of “Competing Business” applies. You agree and acknowledge that during the course of your employment with the Company, including during the last two years preceding the Separation Date, you provided services or had a worldwide material presence or influence on behalf of the Company. As such, the restrictions set forth in this Section apply to Competing Businesses anywhere in the world. Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business. Any waiver of the Company’s rights under this section of this Agreement shall not, in any way, diminish, waive or otherwise prevent enforcement of the Company’s rights under any of the other terms of this Agreement or any other of your Continuing Obligations (as defined below).
If you breach any of your obligations under this section or if it is later determined by a court of competent jurisdiction that injunctive relief is warranted to prevent you from engaging in certain post-employment conduct prohibited by this section, the Restricted Period shall be tolled for the period of time that you engaged in the prohibited conduct (including any period required for litigation during which the Company seeks to enforce such covenant). The Parties intend that the Company shall be entitled to full and uninterrupted restrictive periods of post-employment conduct for this section that does not breach or threaten to breach this Agreement.
Should you violate any of the provisions in this section or if it is determined by a court of competent jurisdiction that injunctive relief is warranted to prevent you from engaging in certain post-employment conduct prohibited by this section, the Company shall: (i) no longer be obligated to make, and shall have the right to cease making, any further payments hereunder; and (ii) be entitled to reimbursement by you for all payments previously paid and to bring an action against you to recover any such previously-paid payments. The Parties acknowledge that the remedy provided by this paragraph is not sufficient to compensate the Company for any harm resulting from a breach of section. Therefore, the Company’s right to cease/recover such payments shall be in addition to, and not in substitution for, the Company’s right to bring an action for injunctive relief hereunder.
Works for Hire
You agree that all works of authorship, literary works (including computer programs), audiovisual works, translations, compilations, and any other written materials, including but not limited to, copyrightable works (the “Works”) which you originated or produced (solely or jointly with others), in whole or in part, within the scope of, or in connection with, the Company’s business, while you were or is affiliated with the Company, will be considered “works made for hire” as defined by the U.S. Copyright Act (17 USC §101, as amended). If any Works are not deemed to be “works made for hire,” you hereby assign all of your rights, titles, and interests in and to such Works, including but not limited to, the copyrights therein, to the Company, and agree to execute any additional agreements or documents the Company reasonably determines are necessary to effectuate the assignment of your rights, titles and interests in such Works to the Company. You further agree from time to time to execute written assignments to the Company of ownership of specific original works of authorship (and all copyrights therein) made by you (solely or jointly with others) which may, despite the preceding sentences, be deemed by a court of law not to be works made for hire, in such form as is acceptable to the Company in its reasonable discretion.
Previous Conduct
If, following the Separation Date, the Company discovers information that, in the Company’s reasonable judgment, would have provided a basis for termination of your employment for Cause (as defined in this Letter Agreement), then the Company will have no further obligations to make payments or provide benefits under this Letter Agreement (except those payments or benefits under any plan or program in which you have become fully vested and/or any accrued salary or accrued vacation to which you are legally entitled). If the Company prevails in any action seeking to enforce this paragraph, it will have the right to recover all amounts previously paid under this Letter Agreement. The prevailing party in any such action shall be entitled to reimbursement from the other party for its attorneys’ fees incurred in connection with such action.
Miscellaneous
You acknowledge and agree that the restrictions contained in this Letter Agreement are reasonable and necessary to protect the business and interests of the Company, including its trade secrets, confidential information and goodwill, do not create any undue hardship for you, and that any violation of the restrictions in this Letter Agreement would cause the Company substantial irreparable injury. Accordingly, you agree that a remedy at law for any breach or threatened breach of the covenants or other obligations in this Letter Agreement would be inadequate and, that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Letter Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which you expressly waive. If the Company determines in good faith that it has credible evidence that you have materially violated any of your obligations under this agreement, or if it is determined by a court of competent jurisdiction that injunctive relief is warranted to prevent you from engaging in certain post-employment conduct prohibited by this Letter Agreement, the Company shall have the right to retain any amounts otherwise payable by the Company to you to satisfy any of his obligations as a result of any breach of this Letter Agreement. You agree that each obligation specified in this Letter Agreement is a separate and independent covenant that shall survive any termination of this Letter Agreement and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Letter Agreement.
You agree that Company is authorized to notify your future employers of the terms and existence of the Agreement Package and your continuing obligations to the Company hereunder, including through the presentation of a copy of the Agreement Package.
The Agreement Package shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of you are personal and shall not be assigned by you.

If any restriction set forth in the Non-Solicitation or Non-Competition sections above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
In case any provision of the Agreement Package shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
No delay or omission by the Company in exercising any right under the Agreement Package will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
You agree that you will reasonably cooperate with the Company as necessary with regard to any investigations, legal claims or actions brought by or against the Company which involve your employment with the Company, or any facts or occurrences of which you have relevant information.
The Agreement Package does not constitute an admission by the Company of any violation of any law or statute, or wrongdoing of any kind.
In the event you become re-employed by the Company or any affiliate at any time before February 15, 2025, you must give written notice to the undersigned. The payments and benefits provided under this Letter Agreement will cease as of the date your re-employment begins, except for the Company’s obligation to provide benefits under any plan or program in which you are fully vested as of the Separation Date or as otherwise required by law.
Notwithstanding any contrary provision of this Letter Agreement, to the extent that any amounts payable are subject to Section 409A, such amounts will be paid in a manner that the Company, in its sole discretion, determines meets the requirements of Section 409A.
Except as otherwise provided below, the Agreement Package supersedes any prior agreement or understanding between you and the Company and, unless expressly set forth in writing otherwise, the terms offered in the Agreement Package will constitute the sole obligations of the Company to you. This Letter Agreement, the Initial Waiver/Release and the Final Waiver/Release constitute the entire agreement between us with respect to your separation; no other promises or representations will be binding unless in writing and signed by you and us. Except as set forth herein, the Agreement Package, however, does not affect the validity or enforceability of obligations that you undertook including those relating to confidentiality or securities law compliance. These obligations remain in effect and continue to be binding. Such obligations may include without limitation (i) the duty to sign appropriate future documents, and (ii) the duty to hold in strict confidence any proprietary, confidential or trade secret information which was disclosed to you during your employment.
This Letter Agreement, the Initial Waiver/Release and the Final Waiver/Release may be executed in counterparts and a facsimile or photocopy of the original may be used in lieu of the original at any time and for any purpose. I advise you to consult with an attorney regarding the Agreement Package. You acknowledge that you have a period of seven business days after signing this Letter Agreement, the Initial Waiver/Release and the Final Waiver/Release to revoke your agreement. Any such revocation shall be made within such seven business-day period in writing, via e-mail to Brendan Reidy via email (Brendan_Reidy@acushnetgolf.com). Please indicate your agreement to and acceptance of this offer by signing the enclosed copy of this Letter Agreement where indicated, and by executing the Initial Waiver/

Release and returning both to me no later than close of business on April 10, 2023. Then, on or within 21 days after your Separation Date, you must execute the Final Waiver/Release. Should you fail to execute the Final Waiver/Release within this timeframe, or if you otherwise revoke it, you agree that you shall not be entitled to receive, and the Company shall not be obligated to pay, the severance payment benefits or the COBRA Benefits provided for in Sections (c) and (d) above.
If you have any questions, please feel free to call me.

Sincerely,

/s/ Brendan Reidy
Brendan Reidy
Executive Vice President and
Chief People Officer
Acushnet Company

Accepted and agreed to this

20th day of March, 2023
/s/ Thomas Pacheco